Exhibit 99.1

ADVANCED DRAINAGE SYSTEMS ANNOUNCES THIRD QUARTER
FISCAL 2023 RESULTS
HILLIARD, Ohio – (February 2, 2023) – Advanced Drainage Systems, Inc. (NYSE: WMS) (“ADS” or the “Company”), a leading provider of innovative water management solutions in the stormwater and onsite septic wastewater industries today announced financial results for the fiscal third quarter ended December 31, 2022.
Third Quarter Fiscal 2023 Results
•Net sales decreased 8.4% to $655.2 million
•Net income increased 11.7% to $83.2 million
•Adjusted EBITDA (Non-GAAP) decreased 3.6% to $169.7 million

Year-to-Date Fiscal 2023 Results
•Net sales increased 17.3% to $2,453.6 million
•Net income increased 86.5% to $425.0 million
•Adjusted EBITDA (Non-GAAP) increased 44.2% to $732.0 million
•Cash provided by operating activities increased 240.7% to $660.4 million
•Free cash flow (Non-GAAP) increased $440.1 million to $533.6 million

Scott Barbour, President and Chief Executive Officer of ADS commented, "The Company executed well in the fiscal third quarter despite a challenging demand environment. Through October and November, demand was largely in line with expectations, but in December domestic construction market demand slowed significantly. As a result, consolidated net sales declined 8% in the fiscal third quarter. The ADS business was down 3%, primarily due to weakness in the non-residential and retail businesses. The 30% decline in Infiltrator sales was a result of the lower residential market demand and inventory destocking, which completed in the fiscal third quarter as we previously communicated."

Barbour continued, "Importantly, though we are facing a challenging demand environment, our market leading position, value proposition and execution enabled us to manage costs, maintain favorable price/material cost and generate significant cash flow. As a result, the Company’s Adjusted EBITDA margin expanded 130 basis points and free cash flow increased $440 million, or 370% over the prior year. It is also important to point out that Net Income increased 11.7%. As demonstrated with the margin performance in the fiscal third quarter, our business model remains resilient in a lower demand environment. Going forward, we expect annual margin performance to be consistent with what we communicated at Investor Day in March 2022."

"As we look at the significant change in market dynamics that impact construction activity since the beginning of the fiscal year – interest rates nearly doubling and significant inflation – there is no doubt this is creating economic uncertainty. This combination has slowed down demand for the ADS and Infiltrator products. We expect the majority of calendar 2023 to remain a challenging demand environment."

Barbour concluded, "The need for the water management solutions and services we provide is as relevant as ever. The Company’s industry leading water management products have significant competitive advantages that will continue to drive above market results. We will work through this period of lower demand by managing our costs, including reducing headcount and optimizing our network. The long-term fundamentals and position of both ADS and Infiltrator remain intact, and we will manage the business through the external conditions appropriately to continue delivering value to our customers and shareholders."
Third Quarter Fiscal 2023 Results
Net sales decreased $60.2 million, or 8.4%, to $655.2 million, as compared to $715.4 million in the prior year quarter. Domestic pipe sales decreased $24.3 million, or 6.1%, to $375.7 million. Domestic allied products & other sales increased $1.6 million, or 1.1%, to $149.0 million. Infiltrator sales decreased $44.8 million, or 30.1%, to $103.9 million. The decrease in domestic net sales was driven by sales in the U.S. construction end markets. International sales increased $3.1 million, or 5.6%, to $59.0 million, driven by growth in the Canadian and Mexican businesses.

Gross profit increased $14.9 million, or 7.1%, to $223.9 million as compared to $209.0 million in the prior year. The increase in gross profit is primarily due to the favorable pricing on pipe, onsite septic and allied products as well as favorable material cost. This increase was partially offset by a decrease in volume, inflationary cost pressures and higher manufacturing costs.
Adjusted EBITDA (Non-GAAP) decreased $6.4 million, or 3.6%, to $169.7 million, as compared to $176.2 million in the prior year. The decrease is primarily due to the factors mentioned above, as well as an increase in selling, general and administrative expenses. As a percentage of net sales, Adjusted EBITDA was 25.9% as compared to 24.6% in the prior year.
Reconciliations of GAAP to Non-GAAP financial measures for Adjusted EBITDA and Free Cash Flow have been provided in the financial statement tables included in this press release. An explanation of these measures is also included below under the heading “Non-GAAP Financial Measures.”
Year-to-Date Fiscal 2023 Results
Net sales increased $362.4 million, or 17.3%, to $2,453.6 million, as compared to $2,091.1 million in the prior year quarter. Domestic pipe sales increased $243.0 million, or 21.0%, to $1,401.6 million. Domestic allied products & other sales increased $129.9 million, or 30.9%, to $550.2 million. Infiltrator sales decreased $0.4 million, or 0.1%, to $420.9 million. The increase in domestic net sales was driven by double-digit sales growth in the U.S. construction end markets. International sales increased $19.2 million, or 10.4%, to $203.9 million, driven by strong sales growth in the Canadian, Mexican and Exports businesses.
Gross profit increased $285.8 million, or 46.8%, to $896.0 million as compared to $610.2 million in the prior year. The increase in gross profit is primarily due to the favorable pricing on pipe, onsite septic and allied products as well as favorable material cost. This increase was partially offset by a decrease in volume, inflationary cost pressures and higher manufacturing costs.
Adjusted EBITDA (Non-GAAP) increased $224.4 million, or 44.2%, to $732.0 million, as compared to $507.5 million in the prior year. The increase is primarily due to the factors mentioned above. As a percentage of net sales, Adjusted EBITDA was 29.8% as compared to 24.3% in the prior year.
Balance Sheet and Liquidity
Net cash provided by operating activities was $660.4 million, as compared to $193.8 million in the prior year. Free cash flow (Non-GAAP) was $533.6 million, as compared to $93.5 million in the prior year. Net debt (total debt and finance lease obligations net of cash) was $882.1 million as of December 31, 2022, a decrease of $42.4 million from March 31, 2022.
ADS had total liquidity of $1,017.1 million, comprised of cash of $426.7 million as of December 31, 2022 and $590.4 million of availability under committed credit facilities. As of December 31, 2022, the Company’s trailing-twelve-month leverage ratio was 1.0 times Adjusted EBITDA.
In the nine months ended December 31, 2022, the Company repurchased 3.8 million shares of its common stock for a total cost of $375.0 million. As of December 31, 2022, approximately $625.0 million of common stock may be repurchased under the Company's existing share repurchase authorization.
Fiscal 2023 Outlook
Based on current visibility, backlog of existing orders and business trends, the Company updated its financial targets for fiscal 2023. Net sales are now expected to be in the range of $2.975 billion to $3.050 billion. Adjusted EBITDA is now expected to be in the range of $850 to $890 million. Capital expenditures are expected to be approximately $175 million.
Conference Call Information
Webcast: Interested investors and other parties can listen to a webcast of the live conference call by logging in through the Investor Relations section of the Company's website at https://investors.ads-pipe.com/events-and-presentations. An online replay will be available on the same website following the call.

Teleconference: To participate in the live teleconference, participants may register at https://www.netroadshow.com/events/login?show=4a232ad6&confId=45958. After registering, participants will receive a confirmation through email, including dial in details and unique conference call codes for entry. Registration is open through the live call. To ensure participants are connected for the full call, please register at least 10 minutes before the start of the call.
About the Company
Advanced Drainage Systems is a leading manufacturer of innovative stormwater and onsite septic wastewater solutions that manages the world’s most precious resource: water. ADS provides superior drainage solutions for use in a wide variety of markets and applications including commercial, residential, infrastructure and agriculture. ADS delivers tremendous service to its customers with the industry’s largest company-owned fleet, an expansive sales team, and a vast manufacturing network of approximately 70 manufacturing plants and 37 distribution centers. ADS is the largest plastic recycling company in North America, ensuring over half a billion pounds of plastic is kept out of landfills every year. Founded in 1966, ADS’ water management solutions are designed to last for decades. To learn more, visit the Company’s website at www.adspipe.com.

Forward Looking Statements
Certain statements in this press release may be deemed to be forward-looking statements. These statements are not historical facts but rather are based on the Company’s current expectations, estimates and projections regarding the Company’s business, operations and other factors relating thereto. Words such as “may,” “will,” “could,” “would,” “should,” “anticipate,” “predict,” “potential,” “continue,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “confident” and similar expressions are used to identify these forward-looking statements. Factors that could cause actual results to differ from those reflected in forward-looking statements relating to our operations and business include: fluctuations in the price and availability of resins and other raw materials and our ability to pass any increased costs of raw materials on to our customers in a timely manner; the risks related to the COVID-19 pandemic or other pandemics in the future; disruption or volatility in general business and economic conditions in the markets in which we operate; cyclicality and seasonality of the non-residential and residential construction markets and infrastructure spending; the risks of increasing competition in our existing and future markets; uncertainties surrounding the integration and realization of anticipated benefits of; the effect of weather or seasonality; the loss of any of our significant customers; the risks of doing business internationally; the risks of conducting a portion of our operations through joint ventures; our ability to expand into new geographic or product markets; the risk associated with manufacturing processes; the effect of global climate change; cybersecurity risks; our ability to manage our supply purchasing and customer credit policies; our ability to control labor costs and to attract, train and retain highly-qualified employees and key personnel; our ability to protect our intellectual property rights; changes in laws and regulations, including environmental laws and regulations; the risks associated with our current levels of indebtedness, including borrowings under our existing credit agreement and outstanding indebtedness under our existing senior notes; and other risks and uncertainties described in the Company’s filings with the SEC. New risks and uncertainties emerge from time to time and it is not possible for the Company to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this press release. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the Company’s expectations, objectives or plans will be achieved in the timeframe anticipated or at all. Investors are cautioned not to place undue reliance on the Company’s forward-looking statements and the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.
For more information, please contact:
Michael Higgins
VP, Corporate Strategy & Investor Relations
(614) 658-0050
Michael.Higgins@adspipe.com

Financial Statements
ADVANCED DRAINAGE SYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)

	Three Months Ended December 31,		Nine Months Ended December 31,
(In thousands, except per share data)	2022	2021	2022	2021
Net sales	$655,167	$715,357	$2,453,562	$2,091,128
Cost of goods sold	431,250	506,380	1,557,575	1,480,973
Gross profit	223,917	208,977	895,987	610,155
Operating expenses:
Selling, general and administrative	85,936	80,059	261,095	230,231
(Gain) loss on disposal of assets and costs from exit and disposal activities	(348)	3,466	(147)	2,554
Intangible amortization	13,842	15,138	41,360	46,229
Income from operations	124,487	110,314	593,679	331,141
Other expense:
Interest expense	20,001	8,756	49,334	25,100
Derivative gains and other income, net	(4,125)	(979)	(5,632)	(2,791)
Income before income taxes	108,611	102,537	549,977	308,832
Income tax expense	26,068	28,792	128,641	82,063
Equity in net income of unconsolidated affiliates	(639)	(717)	(3,705)	(1,128)
Net income	83,182	74,462	425,041	227,897
Less: net income attributable to noncontrolling interest	1,142	784	3,848	2,873
Net income attributable to ADS	82,040	73,678	421,193	225,024
Dividends to participating securities	—	(1,357)	—	(4,633)
Net income available to common stockholders and participating securities	82,040	72,321	421,193	220,391
Undistributed income allocated to participating securities	—	(9,457)	—	(30,870)
Net income available to common stockholders	$82,040	$62,864	$421,193	$189,521

Weighted average common shares outstanding:
Basic	82,067	71,267	82,891	71,087
Diluted	82,987	72,789	83,980	72,752
Net income per share:
Basic	$1.00	$0.88	$5.08	$2.67
Diluted	$0.99	$0.86	$5.02	$2.61
Cash dividends declared per share	$0.12	$0.11	$0.36	$0.33

ADVANCED DRAINAGE SYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(unaudited)

	As of
(Amounts in thousands)	December 31, 2022	March 31, 2022
ASSETS
Current assets:
Cash	$426,690	$20,125
Receivables, net	242,485	341,753
Inventories	459,029	494,324
Other current assets	29,162	15,696
Total current assets	1,157,366	871,898
Property, plant and equipment, net	685,496	619,383
Other assets:
Goodwill	619,275	610,293
Intangible assets, net	421,450	431,385
Other assets	122,071	116,799
Total assets	$3,005,658	$2,649,758
LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of debt obligations	$15,601	$19,451
Current maturities of finance lease obligations	6,556	5,089
Accounts payable	174,106	224,986
Other accrued liabilities	170,549	134,877
Accrued income taxes	3,468	6,838
Total current liabilities	370,280	391,241
Long-term debt obligations, net	1,272,040	908,705
Long-term finance lease obligations	14,571	11,393
Deferred tax liabilities	163,259	168,435
Other liabilities	69,767	64,939
Total liabilities	1,889,917	1,544,713
Mezzanine equity:
Redeemable common stock	157,128	—
Redeemable convertible preferred stock	—	195,384
Total mezzanine equity	157,128	195,384
Stockholders’ equity:
Common stock	11,645	11,612
Paid-in capital	1,128,915	1,065,628
Common stock in treasury, at cost	(719,702)	(318,691)
Accumulated other comprehensive loss	(29,871)	(24,386)
Retained earnings	550,011	158,876
Total ADS stockholders’ equity	940,998	893,039
Noncontrolling interest in subsidiaries	17,615	16,622
Total stockholders’ equity	958,613	909,661
Total liabilities, mezzanine equity and stockholders’ equity	$3,005,658	$2,649,758

ADVANCED DRAINAGE SYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Nine Months Ended December 31,
(Amounts in thousands)	2022	2021
Cash Flow from Operating Activities
Net income	$425,041	$227,897
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	107,346	103,687
Deferred income taxes	(4,165)	6,243
(Gain) loss on disposal of assets and costs from exit and disposal activities	(147)	2,554
ESOP and stock-based compensation	19,912	61,900
Amortization of deferred financing charges	909	286
Fair market value adjustments to derivatives	2,309	118
Equity in net income of unconsolidated affiliates	(3,705)	(1,128)
Other operating activities	2,732	(9,898)
Changes in working capital:
Receivables	99,958	(59,821)
Inventories	34,871	(161,878)
Prepaid expenses and other current assets	(4,532)	(5,199)
Accounts payable, accrued expenses, and other liabilities	(20,091)	29,086
Net cash provided by operating activities	660,438	193,847
Cash Flows from Investing Activities
Capital expenditures	(126,858)	(100,367)
Acquisition, net of cash acquired	(48,010)	(49,210)
Other investing activities	46	(463)
Net cash used in investing activities	(174,822)	(150,040)
Cash Flows from Financing Activities
Payments on syndicated Term Loan Facility	(5,250)	(5,250)
Proceeds from Revolving Credit Agreement	26,200	258,100
Payments on Revolving Credit Agreement	(140,500)	(124,600)
Proceeds from Amended Revolving Credit Agreement	97,000	—
Payments on Amended Revolving Credit Agreement	(97,000)	—
Proceeds from Senior Notes due 2030	500,000	—
Debt issuance costs	(11,575)	—
Proceeds from Equipment Financing	—	35,963
Payments on Equipment Financing	(10,213)	(1,177)
Payments on finance lease obligations	(4,954)	(49,365)
Repurchase of common stock	(375,027)	(292,000)
Cash dividends paid	(30,111)	(27,826)
Dividends paid to noncontrolling interest holder	(3,652)	(1,471)
Proceeds from exercise of stock options	5,145	4,274
Payment of withholding taxes on vesting of restricted stock units	(28,653)	(13,055)
Other financing activities	—	(167)
Net cash used in financing activities	(78,590)	(216,574)
Effect of exchange rate changes on cash	(461)	(69)
Net change in cash	406,565	(172,836)
Cash at beginning of period	20,125	195,009
Cash at end of period	$426,690	$22,173

Selected Financial Data
The following tables set forth net sales by reportable segment for each of the periods indicated.

	Three Months Ended
	December 31, 2022			December 31, 2021
(In thousands)	Net Sales	Intersegment Net Sales	Net Sales from External Customers	Net Sales	Intersegment Net Sales	Net Sales from External Customers
Pipe	$375,719	$(10,839)	$364,880	$400,027	$(3,332)	$396,695
Infiltrator	103,895	(14,961)	88,934	148,677	(26,314)	122,363
International
International - Pipe	44,882	(5,311)	39,571	41,156	(5,700)	35,456
International - Allied Products & Other	14,075	—	14,075	14,687	—	14,687
Total International	58,957	(5,311)	53,646	55,843	(5,700)	50,143
Allied Products & Other	149,044	(1,337)	147,707	147,476	(1,320)	146,156
Intersegment Eliminations	(32,448)	32,448	—	(36,666)	36,666	—
Total Consolidated	$655,167	$—	$655,167	$715,357	$—	$715,357

	Nine Months Ended
	December 31, 2022			December 31, 2021
	Net Sales	Intersegment Net Sales	Net Sales from External Customers	Net Sales	Intersegment Net Sales	Net Sales from External Customers
Pipe	$1,401,554	$(31,483)	$1,370,071	$1,158,558	$(7,903)	$1,150,655
Infiltrator	420,920	(66,317)	354,603	421,330	(67,763)	353,567
International
International - Pipe	154,762	(18,509)	136,253	142,135	(13,784)	128,351
International - Allied Products & Other	49,172	—	49,172	42,648	—	42,648
Total International	203,934	(18,509)	185,425	184,783	(13,784)	170,999
Allied Products & Other	550,153	(6,690)	543,463	420,231	(4,324)	415,907
Intersegment Eliminations	(122,999)	122,999	—	(93,774)	93,774	—
Total Consolidated	$2,453,562	$—	$2,453,562	$2,091,128	$—	$2,091,128
Non-GAAP Financial Measures
This press release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). ADS management uses non-GAAP measures in its analysis of the Company’s performance. Investors are encouraged to review the reconciliation of non-GAAP financial measures to the comparable GAAP results available in the accompanying tables.
Reconciliation of Non-GAAP Financial Measures
This press release includes references to organic results, Adjusted EBITDA and Free Cash Flow, non-GAAP financial measures. These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP. These measures are not intended to be substitutes for those reported in accordance with GAAP. Adjusted EBITDA and Free Cash Flow may be different from non-GAAP financial measures used by other companies, even when similar terms are used to identify such measures.
EBITDA and Adjusted EBITDA are non-GAAP financial measures that comprise net income before interest, income taxes, depreciation and amortization, stock-based compensation, non-cash charges and certain other expenses. The Company’s definition of Adjusted EBITDA may differ from similar measures used by other companies, even when similar terms are used to identify such measures. Adjusted EBITDA is a key metric used by management and the Company’s board of directors to assess financial performance and evaluate the effectiveness of the Company’s business strategies. Accordingly, management believes that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as the Company’s management and board of directors. In order to provide investors with a meaningful reconciliation, the Company has provided below reconciliations of Adjusted EBITDA to net income.

Free Cash Flow is a non-GAAP financial measure that comprises cash flow from operating activities less capital expenditures. Free Cash Flow is a measure used by management and the Company’s board of directors to assess the Company’s ability to generate cash.  Accordingly, management believes that Free Cash Flow provides useful information to investors and others in understanding and evaluating our ability to generate cash flow from operations after capital expenditures. In order to provide investors with a meaningful reconciliation, the Company has provided below a reconciliation of cash flow from operating activities to Free Cash Flow.
The following tables present a reconciliation of EBITDA and Adjusted EBITDA to Net Income and Free Cash Flow to Cash Flow from Operating Activities, the most comparable GAAP measures, for each of the periods indicated.
Reconciliation of Adjusted Gross Profit to Gross Profit

	Three Months Ended December 31,		Nine Months Ended December 31,
(Amounts in thousands)	2022	2021	2022	2021
Segment Adjusted Gross Profit
Pipe	$106,279	$92,066	$421,011	$258,681
Infiltrator	46,497	60,546	193,569	178,795
International	13,342	13,240	51,456	49,695
Allied Products & Other	78,401	72,785	293,472	204,063
Intersegment Elimination	714	(44)	329	1,421
Total Segment Adjusted Gross Profit	245,233	238,593	959,837	692,655
Depreciation and amortization	20,573	18,042	61,675	52,824
ESOP and stock-based compensation	743	11,574	2,175	29,676
Total Gross Profit	$223,917	$208,977	$895,987	$610,155
Reconciliation of Adjusted EBITDA to Net Income

	Three Months Ended December 31,		Nine Months Ended December 31,
(Amounts in thousands)	2022	2021	2022	2021
Net income	$83,182	$74,462	$425,041	$227,897
Depreciation and amortization	35,846	34,837	107,346	103,687
Interest expense	20,001	8,756	49,334	25,100
Income tax expense	26,068	28,792	128,641	82,063
EBITDA	165,097	146,847	710,362	438,747
(Gain) loss on disposal of assets and costs from exit and disposal activities	(348)	3,466	(147)	2,554
Stock-based compensation expense	6,179	6,242	19,912	18,511
ESOP compensation expense	—	17,221	—	43,389
Transaction costs	1,334	2,145	3,417	3,022
Other adjustments(a)	(2,525)	234	(1,562)	1,318
Adjusted EBITDA	$169,737	$176,155	$731,982	$507,541
(a)Includes derivative fair value adjustments, foreign currency transaction (gains) losses, interest income, the proportionate share of interest, income taxes, depreciation and amortization related to the South American Joint Venture, which is accounted for under the equity method of accounting and executive retirement expense.

Reconciliation of Free Cash Flow to Cash flow from Operating Activities

	Nine Months Ended December 31,
(Amounts in thousands)	2022	2021
Net cash flow from operating activities	$660,438	$193,847
Capital expenditures	(126,858)	(100,367)
Free cash flow	$533,580	$93,480